                                                                  EXHIBIT 5

                               FAEGRE & BENSON LLP
                               2200 NORWEST CENTER
                             90 SOUTH SEVENTH STREET
                        MINNEAPOLIS, MINNESOTA 55402-3901
                                  612/336-3000
                             FACSIMILE 612/336-3026


                                 March 17, 1998


ReliaStar Financial Corp.
20 Washington Avenue South
Minneapolis, Minnesota  55401

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of 57,624 shares of Common Stock, $.01 par value, of ReliaStar Financial Corp., a Delaware corporation (the "Company"), proposed to be sold by certain Selling Stockholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to those shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion. Based on the foregoing, we advise you that in our opinion:

     1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

     2. The shares of Common Stock proposed to be sold by the Selling Stockholders named in the Registration Statement are, and when sold as contemplated in the Registration Statement will be, legally and validly issued and fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.

                                         Very truly yours,

                                         /s/ Faegre & Benson LLP
                                         ------------------------------
                                         FAEGRE & BENSON LLP